Exhibit 99.1

SatCon Receives a $2.4M Follow-on Order For RF Millimeter Wave Amplifier Assembly

BOSTON—(BUSINESS WIRE)—July 6, 2005—SatCon Technology Corporation(R) (Nasdaq NM: SATC) today announced that SatCon Electronics, a wholly owned subsidiary and a designer and manufacturer of high reliability electronic components, recently received a follow-on order for high frequency amplifier assemblies totaling $2.4M. SatCon Electronics supplies these devices to a major military contractor for use in secure satellite communication mobile base stations and continues to earn customer awards for on-time delivery and product performance. This product is used in a number of mission critical areas. In addition, SatCon Electronics has also received the first release for a new design of next generation assemblies indicating further business in this area.

“We are very pleased to continue to support our customers with systems performing to the highest standards possible and look forward to continued strategic business for our Millimeter Wave products,” said Millard Firebaugh, SatCon’s President and Chief Operating Officer. “Our high frequency product line continues growth while we begin a major expansion effort with our power product line for use in high reliability military, avionics, and satellite systems,” added Firebaugh.

More detailed information regarding SatCon Electronics and its products can be viewed at www.satcon.com.

About SatCon Technology Corporation

SatCon Technology Corporation manufactures and sells power control systems and alternative energy and high-reliability industrial automation applications. Products include inverter electronics from 5 kilowatts to 5 megawatts, power switches, and hybrid microcircuits for industrial, medical, military and aerospace applications. SatCon also develops and builds digital power electronics, high-efficiency machines and control systems.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. There can be no assurance that the company will continue to maintain this level of new orders or that it can successfully deliver the components and systems ordered. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

CONTACT:	SatCon Technology Corporation
David Eisenhaure, 617-897-2400
Chief Executive Officer
or
IR Contact
Ardour Capital
John Ewen, 212-375-2953
or
Aurelius Consulting
Jeff Wadley, 407-644-4256

SOURCE:	SatCon Technology Corporation